EXHIBIT 99.1
Contact:
Rob Mills
CFO
Knology, Inc.
Knology Broadband, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY REPORTS GROWTH IN CONNECTIONS, REVENUE AND EBITDA
IN SECOND QUARTER OF 2002

WEST POINT, Ga. — (August 12, 2002) — Knology, Inc. (“Knology”) and Knology Broadband, Inc., a wholly owned subsidiary of Knology (“Knology Broadband” and, together with Knology, the “Company”), announced solid operating results in the second quarter of 2002. Knology also reported on its liquidity position and its debt reduction restructuring efforts.

Knology reported 267,035 total connections and 429,399 marketable passings at June 30, 2002, amounting to a connection penetration rate of 62%. Knology added 10,741 on-net connections during the second quarter 2002. Revenues for the second quarter 2002 were $34,878,000, up $2,844,000, or 9%, compared with the first quarter 2002 and up $9,426,000, or 37%, compared with the second quarter 2001. Net loss was $(27,123,000) during the second quarter 2002 compared with $(27,882,000) during the first quarter 2002 and $(30,817,000) during the second quarter 2001. EBITDA, as adjusted (earnings (loss) before interest, taxes, depreciation and amortization, other (expense) income, and cumulative effect of change in accounting principle) was $4,697,000 for the second quarter 2002 versus $3,536,000 for the first quarter 2002 and $(701,000) for the second quarter 2001.

Rodger Johnson, president and chief executive officer, stated, “We completed the second quarter with solid results; however, consistent with our forecast for the second quarter, our net connection growth declined compared to the record numbers achieved in the first quarter. The decline in net connections is primarily due to seasonally higher second quarter churn and our decision to reduce capital and operating expenses in certain parts of our business during the second quarter. We are pleased with the progress of our previously announced debt restructuring efforts and believe that upon completion of a successful restructuring transaction, an improved balance sheet and liquidity position will complement our favorable operating performance to position Knology for continued successful growth.”

Knology Broadband added 9,560 on-net connections during the second quarter and ended the quarter with 231,084 total connections and 409,277 marketable passings. Revenues for the second quarter 2002 were $27,833,000, up $2,529,000, or 10%, compared with the first quarter 2002 and up $8,246,000, or 42%, compared with the second quarter 2001. Net loss was $(29,313,000) during the second quarter 2002 compared with $(29,961,000) during the first quarter 2002 and $(30,686,000) during the second quarter 2001. EBITDA, as adjusted, was $2,264,000 for the second quarter 2002 versus $1,378,000 for the first quarter 2002 and $(2,510,000) for the second quarter 2001.

Knology ended the quarter with approximately $22,877,000 of cash, of which $15,444,000 is restricted for use by the borrowers of the CoBank, ACB loan, which consist of the following Knology subsidiaries: Interstate Telephone Company; Valley Telephone Co., Inc.; and Globe Telecommunications, Inc. Subsequent to June 30, 2002, Knology amended the CoBank loan agreement to allow the payment of a dividend from the borrowers of the CoBank loan to Knology of up to $7,000,000 prior to the closing of the restructuring transaction. Therefore, $14,433,000 is unrestricted and available for use by Knology at June 30, 2002, on a pro forma basis after giving effect to the CoBank amendment.

A conference call will be held Tuesday, August 13, at 10:00 am Eastern Time with Rodger Johnson, president and chief executive officer, and Rob Mills, chief financial officer, to discuss the second quarter financial and operating results. A live audio webcast of the call may be heard at www.knology.com. Following the conclusion of the call, a replay will be available through midnight Friday, August 16, by dialing 1-800-642-1687. The ID number is 5209809. An audio webcast replay will also be available at www.knology.com.

About Knology and Broadband

Knology and Broadband, headquartered in West Point, Georgia, are leading providers of interactive voice, video and data services in the Southeast. Their interactive broadband networks are some of the most technologically advanced in the country. Knology and Broadband provide residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. Broadband was initially formed in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds, and Knology was formed in 1998. For more information, please visit our Internet site at www.knology.com.

Information about Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that the restructuring plan may not be consummated as planned, (2) that needed financing may not be available to us if and as needed, (3) that we may not retain or grow our customer base, (4) that we may fail to be competitive with existing and new competitors, (5) that we may not adequately respond to technological developments impacting our industry and markets, and (6) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our other filings with the SEC.

Knology, Inc.
Operating Results
As of the Quarters Ending

	Jun 30, 2001	Mar 31, 2002	Jun 30, 2002	Sequential Quarter Change	Same Quarter Prior Year Change
Marketable Homes Passed	399,958	425,197	429,399	1%	7%
Connections
Video	110,131	122,823	124,707	2%	13%
Telephone
On-net	68,002	89,747	94,969	6%	40%
Off-net *	6,581	6,254	5,895

Total Telephone	74,583	96,001	100,864	5%	35%
High Speed Internet	22,779	37,829	41,464	10%	82%

Total On-net Connections	200,912	250,399	261,140	4%	30%
Total Connections	207,493	256,653	267,035	4%	29%

Knology, Inc.
Financial Results for the Quarters Ending
$(000’s)

	Jun 30, 2001	Mar 31, 2002	Jun 30, 2002
Revenue	$25,452	$32,034	$34,878
Operating Expenses **	$26,153	$28,498	$30,181
Net Loss	$(30,817)	$(27,882)	$(27,123)
EBITDA, as adjusted	$(701)	$3,536	$4,697

*	Off-net lines include lines leased from third parties
**	Excluding depreciation and amortization

Knology Broadband
Operating Results
As of the Quarters Ending

	Jun 30, 2001	Mar 31, 2002	Jun 30, 2002	Sequential Quarter Change	Same Quarter Prior Year Change
Marketable Homes Passed	386,499	407,101	409,277.5%		6%
Connections
Video	107,009	118,661	120,164	1%	12%
Telephone
On-net	44,116	64,819	69,495	7%	58%
Off-net *	3,931	2,748	2,088

Total Telephone	48,047	67,567	71,583	6%	49%
High Speed Internet	21,730	35,956	39,337	9%	81%

Total On-net Connections	172,855	219,436	228,996	4%	32%
Total Connections	176,786	222,184	231,084	4%	31%

Knology Broadband
Financial Results for the Quarters Ending
$(000’s)

	Jun 30, 2001	Mar 31, 2002	Jun 30, 2002
Revenue	$19,587	$25,304	$27,833
Operating Expenses **	$22,097	$23,926	$25,569
Net Loss	$(30,686)	$(29,961)	$(29,313)
EBITDA, as adjusted	$(2,510)	$1,378	$2,264

*	Off-net lines include lines leased from third parties
**	Excluding depreciation and amortization